As filed with the Securities and Exchange Commission on May 11, 2001.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RELIABILITY INCORPORATED
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-0868913 (I.R.S. Employer Identification No.)
16400 Park Row, Houston, Texas (Address of Principal Executive Offices)	77084 (Zip Code)

RELIABILITY INCORPORATED
EMPLOYEE STOCK SAVINGS PLAN AND TRUST
(Full title of the plan)

Max T. Langley
16400 Park Row
Houston, Texas 77084
(Name and address of agent for service)

(281) 492-0550
(Telephone number, including area code, of agent for service)

Copy to:

WINSTEAD SECHREST & MINICK P.C.
910 Travis, Suite 2400
Houston, Texas 77002
Attn: Gail J. McDonald
(713) 650-2744

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maxi-mum offering price per share(2)	Proposed maxi-mum aggregate offering price(2)	Amount of registration fee
Common Stock	500,000 shares	$3.54	$1,770,000.00	$442.50

______

(1) In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Computed pursuant to Rule 457(h) and (c) based on the average of the high and low reported sales prices on May 7, 2001.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Item 2. Registration Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, and all documents subsequently filed by Reliability Incorporated (the "Company" or "registrant") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 or filed by the Reliability Incorporated Employee Stock Savings Plan and Trust (the "Plan") prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and shall be deemed to be a part hereof from the date of the filing of such documents:

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-7092);
    The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1999 (File No. 2-83256); and
    Description of Capital Stock in the Company's Pre-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 33-63651, Filed October 27, 1995), describing the Company's Common Stock.
    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify a director or officer who is, or is threatened to be made, a defendant or respondent in a proceeding because he is or was an officer or director, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation such expenses if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

The Company's Bylaws, as amended, provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Corporation Act.

The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company's Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number and Description

(4) Instruments defining the rights of security holders, including indentures

4.1 Specimen Stock Certificate.

(5) Opinion re legality

5.1 Opinion of Winstead, Sechrest & Minick P.C.

5.2 Copy of Internal Revenue Service ("IRS") determination letter dated January 17, 1997 that the Plan is qualified under Section 401 of the Internal Revenue Code. The registrant will submit any amendment to the Plan to the IRS in a timely manner and will make any changes required by the IRS in order to qualify the Plan.

(23) Consents of experts and counsel

23.1 Consent of Winstead Sechrest & Minick P.C. (included in its opinion filed as Exhibit 5.1).

23.2 Consent of Ernst & Young LLP.

(24) Power of attorney (included on the signature page hereof)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2001.

RELIABILITY INCORPORATED
By: /s/ Larry Edwards Larry Edwards, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Edwards, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry Edwards Larry Edwards	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 11, 2001
/s/ Max T. Langley Max T. Langley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2001
/s/ W. L. Hampton W.L. Hampton	Director	May 11, 2001
/s/ John R. Howard John R. Howard	Director	May 11, 2001
/s/ Thomas L. Langford Thomas L. Langford	Director	May 11, 2001
/s/ Philip Uhrhan Philip Uhrhan	Director	May 11, 2001

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2001.

Reliability Incorporated Employee Stock Savings Plan and Trust Administrative Committee (Plan Administrator) By: /s/ Max T. Langley Max T. Langley Administrative Committee Member

Exhibit List

Exhibit

(4) Instruments defining the rights of security holders, including indentures

4.1 Specimen Stock Certificate.

(5) Opinion re legality

5.1 Opinion of Winstead Sechrest & Minick P.C.

5.2 Copy of Internal Revenue Service ("IRS") determination letter dated January 17, 1997 that the Plan is qualified under Section 401 of the Internal Revenue Code. The registrant will submit any amendment to the Plan to the IRS in a timely manner and will make any changes required by the IRS in order to qualify the Plan.

(23) Consents of experts and counsel

23.1 Consent of Winstead Sechrest & Minick P.C. (included in its opinion filed as Exhibit 5.1).

23.2 Consent of Ernst & Young LLP.

(24) Power of attorney (included on the signature page hereof)

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